EXHIBIT 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S‑3 (Nos. 333‑204080 and 333‑240280) and Form S‑8 (Nos. 333‑166173, 333‑25129, 333‑207179, and 333‑266064) of GEE Group Inc. (formerly General Employment Enterprises, Inc.) (the "Company") of our report dated December 20, 2022, with respect to the consolidated financial statements of the Company, included in this Annual Report on Form 10‑K for the year ended September 30, 2022.

/s/ FORVIS, LLP

Tampa, Florida

December 20, 2022